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                                                                   EXHIBIT 10.29

[THQ LOGO] 5016 N. Parkway Calabasas, Suite 100
            Calabasas, California 91302
            Telephone: 818 591-1310
            Fax: 818 591-1615



October 1, 1997                                                   Via: Facsimile



Mr. Fred A. Gysi
1981 Westridge Road
Los Angeles, CA  90049

Dear Fred:

     It is with pleasure that I offer you the position of Vice President -- Finance and Administration at THQ Inc. As we discussed, I believe you would be an excellent addition to the THQ management team. If you accept, the terms of your employment would be as follows:

1. Annual base salary of $125,000 to be paid on a bi-weekly basis. Reviews are held annually.

2. An annual bonus targeted at 15-35% of your base compensation, the exact amount of which will be determined by both your performance and the Company's. Payment of the bonus will generally be made during February assuming your employment extends through that time; no proration of bonus will apply if you are not employed by the Company at the end of the year.

3. Vacation time of three weeks per year. Eight paid holidays and two personal or floating days are also planned each year.

4. Participation in the Company's Group Health Insurance Plan, which currently includes life, medical, dental, and vision coverage in which you will be enrolled on the first of the month following your first 30 days of employment with the Company. Enrollment is subject to approval from the insurance company.

5. Participation in the Company's 401(k) Plan. Employees are able to defer up to 12% of their annual compensation through the plan subject to IRS limitations, and the Company currently matches contributions up to 4% of eligible compensation.

6. Participation in the Company's profit-sharing plan, which generally provides for annual Company contributions.




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7.  An award of 40,000 stock options to be granted by the Board of Directors of
    THQ Inc. These options will vest ratably over the next three years.

    I am looking forward to working with you and having you become a member of the team at THQ Inc.

Yours very truly,                       Accepted and agreed this
                                        2nd day of October, 1997

/s/ BRIAN J. FARRELL                    BY: /s/ FRED A. GYSI
---------------------------                 -----------------------
Brian J. Farrell                            Fred A. Gysi
President and
Chief Executive Officer





cf/BF
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[THQ LOGO]
5016 North Parkway Calabasas, Suite 100
Calabasas, California 91302
Telephone: 818-591-1310
Fax: 818-591-1615

November 13, 1997                                        Via: Hand Delivered



Fred A. Gysi
1981 Westridge Road
Los Angeles, CA 90049


Dear Fred:

     As you know, when you joined THQ, a portion of your offer included options on 40,000 shares of THQ, subject to the grant of the board of directors of THQ. Since the stock has risen in value between the time of acceptance of your offer and the board of directors' grant to you of the options, the board of directors has authorized me to offer to you a bonus equal to the difference between the exercise price of your options ($14.50) and the price at the date of your acceptance ($12.375). The bonus will be payable on the first, second and third anniversaries of your continued employment based upon the following formula: if THQ stock is above $14.50 on your anniversary dates, 13,333 (which is the quotient of 40,000 shares divided by the normal 3 year option vesting) times the difference between $14.50 and $12.375. By way of example, if the stock price on October 2, 1998 is $16.00 per share, you will be entitled to the following bonus: 13,333 x (14.50-12.375)=$28,332.63.

     If THQ stock is trading between $12.375 and $14.50, the bonus will be computed by multiplying 13,333 times the difference between the closing price of the stock on the anniversary date less $12.375. By way of example, if the closing stock price is $13.50 on October 2, 1998, the bonus would be calculated as follows: 13,333 x (13.50 - 12.375) = $14,999.63. No bonus will be payable if the price of the stock on the relevant anniversary date is less than $12.375. This bonus is contingent upon your continued employment with THQ, and is in no way connected to the existing share option plan or annual performance bonus.


Yours very truly,


/s/ BRIAN J. FARRELL

Brian J. Farrell
President and
Chief Executive Officer